SKINNERS INC.

Property Management & Rentals

3615 No. Wolf Crk. Dr. / Eden, Utah 84310 / Telephone 801-745-2621

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, made and entered into this 1st day of January, 1996 by and between Kirby Stephens (hereinafter designated as "Owner") and SKINNERS, INC., a Utah corporation, (hereinafter designated as "Manager"),

WITNESSETH:

WHEREAS, Owner is the owner of the following described real property, in Weber County, Utah, to wit: Unit #312 at 3615 No. Wolf Crk. Dr., Eden, Utah 84310

AND WHEREAS, Owner desires to employ Manager to manage and operate said real property on behalf of Owner.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, and other good and valuable consideration, it is AGREED by and between the parties hereto, as follows:

1. Employment of Manager. Owner hereby employs Manager to manage and operate said real property, and Manager hereby accepts such employment, on the terms and conditions herein contained.

2. Services Rendered by Manager. The services to be rendered by Manager pursuant hereto, shall be:

(a) Maintenance of a reservation service and rental office, together with a rental Manager and other employees of Manager.

(b) Arranging for or providing cleaning, housekeeping and maid service for the Unit, and inventory inspection of unit furnishings on departure of each rental tenant.

(c) Periodic inspection and arranging for necessary repairs and maintenance of said property and furniture and furnishing of Owner situated in said Unit. (Maintenance and repair exceeding $100.00 per incident will not be accomplished without prior approval of owner.)

(d) Maintenance of accounting records with relation to the Unit and the use and occupancy thereof and furnishing monthly accountings to Owner.

(e) Arranging for conveniences for occupants, such as transportation, laundry, etc.

(f) Arranging for advertising with relation to the Unit.

(g) Such other services as may be agreed upon by the parties hereto.

3. Allocation of Gross Revenue. All amounts received by manager from rental of the Unit shall be collected, held and distributed by Manager to the account of the Owner, as follows:

For long-term renters, defined by having a Lease in place, eighty five percent (85%) to Owner and fifteen percent (15%) to Manager. For short term rentals: A rental paid at a daily rate irregardless of length of stay, sixty percent (60%) to Owner and forty percent (40%) to Manager. Manager shall maintain a separate ledger account for Owner to which there shall be credited all amounts distributable to the account of the Owner in accordance with Section 3. hereof, and to which there shall be charged all amounts chargeable to the account of the Owner in accordance with Section 6. hereof. All rental deposits shall be placed in Manager's Property Manager's Trust Account.

4. Owner's Monthly Statement. Within fifteen (15) days following the close of each month, Manager shall forward to Owner a statement setting forth amounts credited to and charged to the account of Owner with relation to the preceding month. Concurrently with the delivery of said statement, Manager shall remit to Owner an amount equal to the net balance credited to Owner's account as of the last day of the preceding month. If the net balance credited to the account of Owner as of the last day of the preceding month, as set forth in said statement, is a negative amount, Owner shall, upon receipt of said statement, pay to Manager the amount of such negative account, as set forth in said statement. In the event that Owner shall not pay said amount to Manager within fifteen (15) days following receipt of such statement, Manager shall be entitled to retain all amounts which it is thereafter obligated to remit to Owner until such time as Manager has so retained the total amount which Owner is obligated to remit to Manager, as aforesaid, plus interest thereon from the date of said statement at the rate of one and one-half percent (1-1/2%) per month.

5. Insurance. Owner AGREES that, at all times during the term hereof, it will purchase and maintain bodily injury insurance, with limits of liability to adequate cover Owner's needs.

6. Services Rendered by Manager. All persons furnishing services in connection the management, operation, or rental of the Unit shall be employees of Manager or of separate parties or companies engaged or retained by Manager. Under no circumstances shall such employees be deemed employees or agents of Owner. All purchases by manager in connection with the management and operation of the Unit shall be made in the name of Manager and, subject to the right of Manager to charge the costs thereof as a Rental Expense or to the account of the Owner. Owner shall have no liability in connection therewith.

7. Obligation of Manager. The obligations of Manager hereunder shall be limited to the exercise of good faith. Manager shall have no liability to Owner hereunder in the event of loss or damage resulting from a good faith judgment or decision of Manager. Manager shall have no liability to Owner of the rental Unit in the event that it is unable to collect amounts due as rentals for the rental Unit or in the event that it accepts checks which are subsequently dishonored after exhausting all efforts to collect the same.

8. Notices. Any notice herein contemplated to be given by manager shall be sufficient if given in writing by registered or certified mail and addressed to:

SKINNERS, INC.

3614 N. Wolf Creek Drive

Eden, Utah 84310 801-745-2621 801-399-9325

Or to such other address or addresses as Manager shall hereafter designate to Owner in writing.

Any notice herein contemplated to be given to Owner shall be sufficient if given in writing by registered or certified mail, and any statements or remittances herein provided to be delivered to Owner shall be delivered when mail to Owner, and, in either case, addressed to:

Kirby Stephens

1042 East Fort Union Blvd, #266

Midvale, UT 84047

Or to such other address or addresses as Owner shall hereafter designate to Manager in writing.

9. Rental Rates and Other Charges. Rental rates with relation to the Condo, and other condos, shall be established by and may be changed from time to time by Manager. Such rates will be submitted to Owner for approval annually or whenever the Manager elects to make a basic rate change, provided that such approval shall not be unreasonably withheld. Owner shall have the right to rent his own condo at any rate he shall see fit and advise Manager of the same. In addition, Owner shall have the right to use or permit others to use the Condo at any time when it is not rented or reserved by a rental occupant.

10. Bank Accounts. All Rental Gross revenue and other funds relating to the Rental Units shall be maintained by manager in an account or accounts in a bank insured by the Federal Deposit Insurance Corporation. All security deposits shall be held in the Rental Manager's Property Management Trust Account.

11. Term of Agreement. This Agreement shall continue in force and effect for a period of one year from the 1st day of January 1996, and from year to year thereafter unless terminated by either party by written notice prior to sixty (60) days before the end of said year. In the event a renter, in good standing, is occupying the premises at the time this Agreement is terminated by the Owner, this Agreement shall automatically renew until said renter vacates. The same renter shall not relocated on the same premises for at least ninety (90) day period. Upon the termination of this Agreement, the parties shall continue to be obligated to account to each other for all transactions, and Manager shall, upon deducting therefrom all charges and amounts chargeable to or payable by Owner, be obligated to distribute to Owner the net amount remaining credited to the account of the Owner. This Agreement is Voidable upon agreement of both parties.

12. Relationship of Parties. This relationship of the parties hereto with each other shall be that of independent contractors, and neither Owner or Manager shall, under any circumstances, be deemed partners by reason of having executed this and similar agreements.

13. Prohibition Against Assignment. Neither this Management Agreement nor any rights of Owner hereunder, or amounts payable to Owner hereunder, may be sold, assigned, transferred, conveyed or encumbered by Owner. Any sale, assignment, transfer, conveyance or encumbrance thereof, whether voluntary or involuntary, shall automatically result in termination of this Management Agreement and shall be unenforceable.

14. Legal Fees. In the event it becomes necessary to enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred in connection therewith.

15. Owner. The term "Owner", when used herein, shall mean and refer to all parties who execute this Agreement and all other parties who hold legal title to the real property, herein collectively referred to as "Owner", whether one or more. Manager shall be entitled to rely on any one of the Owners executing this Agreement as if all owners had executed the Agreement and the Owner(s) of the Unit not executing this Agreement.

16. Binding on Successors. This Management Agreement is, and shall be, binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, personal representatives, successors and assigns.

DATED the day and year first above written.

/s/ Kirby Stephens

Owner

SKINNERS, INC., a Utah corporation

/s/

Its President